Exhibit 99.1

Air Industries Group

Investor Relations Contacts:
Air Industries Group
631-881-4913
ir@airindustriesgroup.com

FOR IMMEDIATE RELEASE

AIR INDUSTRIES GROUP ANNOUNCES CLOSING OF PUBLIC OFFERING

GlobeNewswire July 12, 2017

HAUPPAUGE, NY. – July 12, 2017 (Globe Newswire)– Air Industries Group (NYSE MKT: AIRI or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, today announced the closing of its previously announced public offering of common stock. Air Industries sold to the underwriters 5,175,000 shares of common stock, including 675,000 shares upon the exercise in full of the over-allotment option granted to the underwriters, at a public offering price of $1.50 per share.

Air Industries received aggregate proceeds of $7,762,500, before deducting underwriting discounts and commissions and estimated offering expenses.

Air Industries will use the net proceeds from the sale of the shares sold in the offering to pay a portion of its outstanding trade payables, redeem a portion of its outstanding convertible notes, and for general corporate purposes, including for working capital.

Roth Capital Partners acted as the sole book-running manager for the offering and as the representative of the underwriters. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM: NHLD), acted as co-manager for the offering.

As part of the offering, 1,294,441 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) were to be automatically converted upon consummation of the offering into 8,629,606 shares of common stock at a conversion price of $1.50 per share, the public offering price (the “Series A Preferred Stock Conversion”). However, we have been advised by the NYSE MKT (the “Exchange”), the exchange upon which our common stock is listed, that the Series A Preferred Stock Conversion requires stockholder approval since it would result in the issuance of 20% or more of the shares of common stock outstanding at the time the shares of Series A Preferred Stock were initially issued in May of 2016.

In order to complete the offering, on July 12, 2017, the Company will file an amendment to its Certificate of Designation relating to the Series A Preferred Stock with the Secretary of State of the State of Nevada to, among other things, (1) eliminate the liquidation preference and the dividends rights relating to the Series A Preferred Stock and (2) provide for the automatic conversion of all of the 1,294,441 shares of Series A Preferred Stock into 8,629,606 shares of common stock of the Company at a conversion price of $1.50 per share upon stockholder approval of such issuance.

The Company will promptly solicit the holders of its common stock for approval of the Series A Preferred Stock Conversion and intends to obtain such requisite approval within 60 days from the date hereof. Two of the Company’s directors, Michael N. Taglich and Robert F. Taglich, who beneficially own approximately 36.68% of our outstanding common stock prior to the consummation of the offering, have indicated that they intend to vote for approval of the Series A Preferred Stock Conversion.

A registration statement relating to the shares of common stock sold in the offering was declared effective by the Securities and Exchange Commission (the “SEC”) on July 6, 2017. A copy of the registration statement can be accessed by visiting the SEC website at www.sec.gov. The offering of the shares of common stock was made by means of a preliminary prospectus dated June 29, 2017 forming part of the effective registration statement and the final prospectus dated July 7, 2017. The final prospectus related to the offering was filed with the SEC on July 10, 2017 and is available on the SEC website at www.sec.gov. In addition, copies of the final prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Suite 400, Newport Beach, California 92660, Attention: Equity Capital Markets at (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of Air Industries’ common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Air Industries Group

Air Industries Group (NYSE MKT: AIRI or the “Company”) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, the ability to realize firm backlog and the use of net proceeds are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

For additional information, please call
Air Industries Group
631.881.4913
ir@airindustriesgroup.com